Exhibit 99.1

Press Release	Source: Sonus Pharmaceuticals, Inc.

Sonus Pharmaceuticals Raises $17.8 Million in Private Placement of Common Stock

Tuesday August 16, 6:01 pm ET

BOTHELL, Wash.—(BUSINESS WIRE)—Aug. 16, 2005—Sonus Pharmaceuticals, Inc. (NASDAQ:SNUS - News) today announced that it has closed the sale of approximately 4.65 million shares of its common stock at $3.77 per share, for net proceeds of approximately $16.8 million, in a private placement transaction with a group of institutional investors. For an additional $0.125 per underlying share, the investors also purchased five-year warrants to purchase approximately 2.33 million shares of common stock at an exercise price of $4.15 per share. The per share purchase price was equal to the closing bid price of Sonus’ common stock on August 12, 2005, the trading day immediately preceding the date of the securities purchase agreement. Investors included Domain Public Equity Partners, Efficacy Capital, MPM BioEquities, ProMed, and Heights Capital Management. Punk Ziegel & Company acted as the placement agent for the transaction.

“As reported on our recent quarterly conference call, we believe that we’re on track to achieve one of our key near-term objectives: to move our lead product candidate, TOCOSOL® Paclitaxel, into Phase 3 testing,” said Michael A. Martino, President and CEO of Sonus Pharmaceuticals. “This capital gives us the ability to maintain the timeline for the Phase 3 study, including initiation of patient enrollment by the end of September, while we actively progress negotiations with prospective partners.”

The securities sold in this private placement have not been registered under the Securities Act of 1993, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Sonus expects to file a registration statement on Form S-3 promptly after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.

About Sonus Pharmaceuticals

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related conditions. The Company’s lead oncology candidate is TOCOSOL Paclitaxel, a novel, proprietary formulation of the leading anti-cancer drug paclitaxel. TOCOSOL Paclitaxel has been designed to overcome the limitations associated with Taxol and generic paclitaxel-based chemotherapy, including long infusion times, undesirable or treatment-limiting side effects as well as time consuming and expensive preparation of the products prior to administration. For additional information on Sonus, including news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products or the anticipated date of the initiation of the Phase 3 clinical trial for TOCOSOL Paclitaxel. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 23, 2005 and Form 10-Qs for the first two quarters of 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Company will not be able to initiate the Phase 3 clinical trial for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; risks of successful development of additional drug delivery products; and risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Contact:
EVC Group
Investors:
Douglas Sherk or Jennifer Beugelmans, 415-896-6820
Media:
Steve DiMattia, 646-277-8706

Source: Sonus Pharmaceuticals, Inc.